UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2017

CALLAWAY GOLF COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10962	95-3797580
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2180 Rutherford Road

Carlsbad, California 92008-7328

(Address of Principal Executive Offices, Including Zip Code)

(760) 931-1771

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 25, 2017, Robert K. Julian departed from his position as Senior Vice President and Chief Financial Officer of Callaway Golf Company (the “Company”), as previously reported by the Company.

In addition to any compensation accrued and unpaid as of the date his employment terminated and a payment equal to the annual incentive payment he would have received in 2017 in light of the Company’s actual performance, prorated based upon the number of days employed in 2017, Mr. Julian’s separation benefits include: (1) the vesting of all equity-based long-term incentive awards held by him that would have vested within 12.5 months following the date of termination, (2) severance equal to (a) payment of an amount equal to one-half of the sum of his annual base salary and his annual target incentive, payable over 12 months; (b) Company-paid COBRA benefits, financial planning and outplacement services for a period of 12 months; and (c) accelerated vesting of certain additional long-term incentive compensation awards, and the conditional extension of severance payments and COBRA payments; and (3) so long as he does not engage in any activities that compete with the Company Mr. Julian would be entitled to an amount equal to one-half of the sum of his annual base salary and his annual target incentive, payable over 12 months. Mr. Julian’s right to the foregoing severance is subject to his compliance with certain requirements of his Officer Employment Agreement. Mr. Julian executed a Release of Claims in favor of the Company with an effective date of May 4, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: May 9, 2017	By:	/s/ Brian P. Lynch
	Name:	Brian P. Lynch
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Interim Chief Financial Officer